Exhibit 10.

                1997 Trans Financial Leadership Incentive Plan
                                  Summary

Purpose
The Executive Incentive Plan rewards the Trans Financial executives for leading the company to the desired levels of success. Success is demonstrated through achievement of individual and/or corporate goals. The corporate goal is made up of two measures: operating efficiency and earnings per share. The individual measures are based on net income or other bottom line contributions depending on the executive's area of control. The rationale for the individual measures is that executives should be concerned with their individual area of responsibility while continuing to contribute and focus on overall corporate goals.


Eligibility
Twenty-one executives have currently been designated as eligible to participate in this plan for 1997. New hires will receive a prorated incentive based on the month of hire. Eligibility is contingent on a minimum performance rating of excellent, and on active employment on the last day of the year.


Payment of Awards
Award amounts will be announced within 45 days after year end. Awards will be paid in cash through the payroll system.


Payout Potential
There are three award levels based on performance achieved. The awards are listed on an attachment to each executive's copy of this plan along with the goals and measures to be met at each level. The three award levels are threshold, target, and maximum. Threshold is the lowest level of achievement at which an incentive award will be paid. Achievement between threshold and target will result in a payout at the threshold level. Target is the level of achievement required for 100% payout of the incentive. Target is the true goal of this plan and is the budget. If performance is between target and the maximum award level, a dollar value may will be extrapolated based on the level of individual and company performance. Maximum is the award that will be paid if all measures are achieved at exceptional levels.


Corporate and Individual Measures
Each executive will have a set of measures inclusive of two corporate measures. The corporate measures of earnings per share and average operating efficiency for 1997 are set forth on the individual executive's copy of the plan. Each corporate measure will be considered separately and equally. If an executive has individual measures, they are listed on an attachment to the individual executive's copy of the plan.


Disclaimer
The Compensation Committee of the Board of Directors must approve all awards under this plan. This plan is not a contract and may be modified or terminated at the Committee's discretion.